Exhibit 10.35

Redacted Exhibit: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmed if publicly disclosed. Redacted information is identified by [*].
EQUITY CAPITAL CONTRIBUTION AGREEMENT
with respect to
DIAMOND STATE GENERATION PARTNERS, LLC
by and among

BLOOM ENERGY CORPORATION,
DIAMOND STATE GENERATION HOLDINGS, LLC,
SP DIAMOND STATE CLASS B HOLDINGS, LLC,
ASSURED GUARANTY MUNICIPAL CORP.
and
DIAMOND STATE GENERATION PARTNERS, LLC

dated as of December 23, 2019

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TABLE OF CONTENTS
Page

ARTICLE 1 DEFINED TERMS	2

1.1	Defined Terms 2

ARTICLE 2 CAPITAL CONTRIBUTIONS; LETTER OF CREDIT; MEMBERSHIP INTERESTS	2

2.1	Initial Funding and Issuance of Class C Membership Interests 2

2.2	Capital Contributions; Letter of Credit 2

2.3	Closing 3

2.4	Funding Mechanics 3

ARTICLE 3 REPRESENTATIONS AND WARRANTIES	4

3.1	Representations and Warranties of Bloom with Respect to the Company 4

3.2	Additional Representations and Warranties of Bloom and DSGH 10

3.3	[Reserved] 12

3.4	Representations and Warranties of Southern 12

3.5	Representations and Warranties of AGM 14

ARTICLE 4 [RESERVED]	15

ARTICLE 5 CONDITIONS TO CLOSING	15

5.1	Conditions to the Obligations of Each Party 15

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5.2	Conditions Precedent to the Obligations of AGM on the Effective Date 16

5.3	Conditions Precedent to the Obligations of Bloom and the Company on the Effective Date 18

ARTICLE 6 CONDITIONS TO SUBSEQUENT FUNDINGS; CONDITIONS SUBSEQUENT	19

6.1	Conditions Precedent to the Obligations of AGM on each Subsequent Funding Date. 19

6.2	Post-Closing Covenants. 20

Bloom will use commercially reasonable efforts to promptly, but in no event later than 90 days from the Effective Date, do the following:	20

ARTICLE 7 INDEMNIFICATION	21

7.1	Indemnification 21

7.2	Direct Claims 24

7.3	Third Party Claims 24

7.4	No Duplication 25

7.5	Sole Remedy 25

7.6	Survival 26

7.7	Final Date for Assertion of Indemnity Claims 26

7.8	Mitigation and Limitations on Indemnified Costs 26

7.9	Payment of Indemnification Claims 27

7.10	Repayment; Subrogation 27

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7.11	After-Tax Basis 27

ARTICLE 8 GENERAL PROVISIONS	28

8.1	Annexes and Schedules 28

8.2	Disclosure Schedules 28

8.3	Amendment, Modification and Waiver 28

8.4	Severability 28

8.5	Expenses 28

8.6	Parties in Interest 28

8.7	Notices 29

8.8	Counterparts 30

8.9	Entire Agreement 30

8.10	Governing Law; Choice of Forum; Waiver of Jury Trial 31

8.11	Public Announcements 31

8.12	Assignment 31

8.13	Relationship of Parties 32

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ANNEXES
Annex I    Definitions

EXHIBITS
Exhibit A    Initial Flow of Funds Memorandum
Exhibit B    Form of Funding Notice
Exhibit C    Form of Independent Engineer Certificate

SCHEDULES
Schedule 3.l(j)        Governmental Approvals and Filings
Schedule 3.l(k)    Environmental Matters
Schedule 3.1(1)    Governmental Authorizations
Schedule 3.l(m)    Insurance
Schedule 3.1(n)    Real Property
Schedule 3.1(q)    Material Contracts
Schedule 3.1(t)    Affiliate Transactions
Schedule 3.2(e)    Governmental Approvals and Filings

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EQUITY CAPITAL CONTRIBUTION AGREEMENT
This Equity Capital Contribution Agreement (this “Agreement”) is made and entered into as of December 23, 2019 (the “Effective Date”) by and among Diamond State Generation Holdings, LLC, a Delaware limited liability company (“DSGH”), SP Diamond State Class B Holdings, LLC, a Delaware limited liability company (“Southern”), Assured Guaranty Municipal Corp., a New York insurance company (“AGM”), Diamond State Generation Partners, LLC, a Delaware limited liability company (the “Company”), and Bloom Energy Corporation, a Delaware corporation (“Bloom”, and collectively with DSGH, Southern, AGM and the Company, the “Parties”).
Preliminary Statements
WHEREAS, as of the Effective Date, Bloom owns, indirectly, one hundred percent (100%) of the issued and outstanding membership interests in DSGH;
WHEREAS, as of the Effective Date, DSGH owns one hundred percent (100%) of the issued and outstanding Class A Membership Interests in the Company and Southern owns one hundred percent (100%) of the issued and outstanding Class B Membership Interests in the Company;
WHEREAS, the Company currently owns a 17.7 MW solid oxide fuel cell generation project composed of Systems purchased pursuant to the Phase 1 CapEx Agreement (such Systems, the “Phase 1 New Systems” and, together with the related BOF and its ownership in the Shared Assets and intangible rights and obligations in connection with all of the foregoing, the “Phase 1 New Project”);
WHEREAS, subject to the terms and conditions of the Phase 2 CapEx Agreement, Bloom intends to sell the Phase 2 New Systems to be operated in accordance with the Tariffs and the REPS Act (collectively, the Phase 2 New Systems together with the related New BOF, its ownership in the Shared Assets and intangible rights and obligations in connection with all of the foregoing, the “Phase 2 New Project”) to the Company and the Company intends to purchase such Phase 2 New Systems from Bloom;
WHEREAS, subject to the terms and conditions herein, on the Effective Date AGM will make an Initial Funding to the Company and the Company will issue Class C Membership Interests to AGM; and
WHEREAS, subject to the terms and conditions herein, on each Subsequent Funding Date, AGM will make an additional Capital Contribution to the Company in order to finance the purchase of the Phase 2 New Systems pursuant to the Phase 2 CapEx Agreement;
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

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Article 1
DEFINED TERMS
1.1    Defined TermsCapitalized terms not otherwise defined in this Agreement have the meanings given such terms in Annex I.
ARTICLE 2
CAPITAL CONTRIBUTIONS; LETTER OF CREDIT; MEMBERSHIP INTERESTS
2.1    Initial Funding and Issuance of Class C Membership Interests
(a)    Issuance of Membership Interests. Subject to the terms and conditions in this Agreement, at the Closing, (i) AGM will make its initial funding (“Initial Funding”) to the Company as provided in Section 2.2(a) and will commit under this Agreement to make two further Capital Contributions and (ii) in exchange, the Company will issue to AGM the Class C Membership Interests in the Company.
2.2    Capital Contributions; Letter of Credit
(a)    Initial Funding. On the Effective Date, (i) AGM will make a Capital Contribution in immediately available funds for the Deposit (as defined in the Phase 2 CapEx Agreement) payment under the Phase 2 CapEx Agreement, in an amount of $[*] (the “Initial Contribution”), as set forth in the flow of funds memorandum attached hereto as Exhibit A and prepared in connection with the Effective Date and in accordance with Section 2.4 below (“Initial Flow of Funds Memorandum”) and (ii) the Company will use the Initial Contribution in accordance with the Initial Flow of Funds Memorandum and will take such actions as are contemplated under the Transaction Documents and Project Documents on such date.
(b)    Subsequent Fundings. Simultaneously with Bloom’s delivery of each Payment Notice (as defined in and pursuant to Section 2.5 of the Phase 2 CapEx Agreement) to the Company, the Company will provide AGM with a notice of required funding in the form attached to this Agreement as Exhibit B (a “Funding Notice”), which shall include (i) a copy of such Payment Notice and (ii) a request for a capital contribution from AGM to the Company equal to the amount set forth in such Payment Notice (a “Contribution”). AGM will make a Capital Contribution on each Invoice Due Date (as defined in the Phase 2 CapEx Agreement) set forth in the applicable Funding Notice (a “Subsequent Funding Date”), in immediately available funds, in an amount equal to the Contribution set forth in the applicable Funding Notice (the “Subsequent Funding”); provided that in no event shall the amount of the aggregate Contributions plus the Initial Contribution exceed the Maximum Commitment. The Company will use any Contribution in accordance with a flow of funds memo prepared by the Company and will take such actions as are contemplated under the Transaction Documents and Project Documents on such Subsequent Funding Date.
(c)    All Capital Contributions made pursuant to Sections 2.2(a) and 2.2(b) shall be used by the Company to pay the corresponding amounts to Bloom as they become due and payable pursuant to the terms of the Phase 2 CapEx Agreement.

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(d)    Letter of Credit.
(i)    On the Effective Date, Bloom, Southern and DSGH shall cause the Letter of Credit to be amended to provide for the Company as beneficiary thereunder in the stated amount of $[*].
(ii)    Within five (5) Business Days following the Effective Date, Bloom and DSGH shall cause the Letter of Credit to be amended to increase the stated amount to $[*].
(iii)    Within thirty (30) calendar days following the Effective Date, Southern shall return the $[*]M Letter of Credit (the “Southern Tax Indemnity LC”) to the Issuing Bank and Bloom and DSGH shall simultaneously cause the Letter of Credit to be amended to increase the stated amount to $[*]; provided, that until the Southern Tax Indemnity LC has been returned and the stated amount of the Letter of Credit has been increased to $[*], Southern will not draw any amounts under the Letter of Credit in accordance with Section 8.6 of the LLCA for any claim under Section 7.1(d) of the Southern ECCA.
(iv)    Bloom and DSGH shall cause the Letter of Credit to be maintained in accordance with the LLC Agreement.
2.3    Closing
The Closing will take place concurrent with the mutual execution and delivery of this Agreement by the Parties which execution shall be deemed to confirm that all of the conditions in Section 5.2 and Section 5.3 have either been satisfied or waived by the Party entitled to the benefit of such conditions. Each of the documents to be delivered pursuant to Section 2.2(d), Section 5.2 and Section 5.3 shall be deemed to be delivered simultaneously, and no such document shall be of any force or effect until all such documents are delivered and this Agreement is executed and delivered by all of the Parties.
2.4    Funding Mechanics
(a)    The Parties acknowledge that, other than as agreed to by the Parties, after the Effective Date there will be only two Funding Dates. In no event will any Funding Date occur later than the Funding Termination Date other than as agreed to by AGM. An executed Funding Notice shall be provided to AGM in accordance with Section 2.2(b) prior to each Subsequent Funding Date; provided, that no Funding Notice shall be required for the Capital Contribution to occur on the Effective Date.
(b)    On the Effective Date and each Subsequent Funding Date, AGM will transfer its Funding Payments by wire transfer of immediately available funds to the following account (or to such other account as the Company may from time to time advise it in writing):
Holder Name:     Diamond State Generation Partners, LLC

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Bank Name:        Deutsche Bank Trust Company Americas
Account Number:    [*]
ABA Number:     [*]
Account Name:     [*]
FFC:             [*]
Re:             Diamond State Generation
Attn:             [*]

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Bloom with Respect to the Company
Bloom represents and warrants to AGM as of the Effective Date and each Subsequent Funding Date (or such other date as may be set forth below) as follows, with respect to (but not on behalf of) the Company:
(a)    Organization, Good Standing, Etc. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary. As of the Effective Date, Bloom has provided AGM with true and correct copies of the Company’s organizational documents.
(b)    Authority. The Company has the limited liability company power and authority to enter into this Agreement and the other Transaction Documents and Project Documents to which the Company is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. The execution and delivery by the Company of this Agreement and each other Transaction Documents and Project Document to which the Company is a party, and the consummation by each of them of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary limited liability company action required on its part. The Company has duly executed and delivered each Transaction Document and Project Document to which the Company is a party. This Agreement (assuming due authorization, execution and delivery by AGM, Southern and Bloom) constitutes, and upon execution and delivery by the Company of the other Transaction Documents and Project Documents to which the Company is a party, the Transaction Documents and Project Documents will constitute, the valid and binding obligations of the Company, enforceable against it in all material respects in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery by the Company of this Agreement and the other Transaction Documents and Project Documents to which the Company is a party do not, and the performance by the Company of its obligations hereunder and thereunder will not,

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(i) violate or require any filing or notice (that has not been filed or made) under any Applicable Law applicable to the Company, (ii) conflict with, or cause a breach of, or require consent under any provision in the certificate of formation, limited liability company agreement or other organizational document of the Company or any Material Contract to which the Company is a party.
(d)    Absence of Litigation. Except as set forth on Schedule 3.1(d), the Company is not subject to any pending or, to the Knowledge of Bloom, threatened injunction, judgment, order, decree, ruling or charge, any pending action, litigation, suit, proceeding or investigation before or by any court, arbitrator or other Governmental Authority or before any arbitrator which would reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under the Transaction Documents or Project Documents to which the Company is a party. Neither Bloom nor the Company has received a notice of any change to either the REPS Act or the Tariffs and, to the Knowledge of Bloom, there has been no change enacted, or change proposed, by the Delaware Public Service Commission or any member of the Delaware legislature to the REPS Act or the Tariffs.
(e)    Ownership. Immediately prior to the Closing and before giving effect to the transactions contemplated by this Agreement, DSGH owns of record and beneficially one hundred percent (100%) of the Class A Membership Interests of the Company and, to the Knowledge of Bloom, Southern owns of record and beneficially one hundred percent (100%) of the Class B Membership Interests of the Company. There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature obligating the Company to issue, deliver or sell membership interests or other securities in the Company except as provided herein or as provided under the LLC Agreement or Permitted Encumbrances. The Company has no subsidiaries. Except as provided in this Agreement and the other Transaction Documents, no Person has or will have a right to acquire an ownership interest in the Phase 1 New Systems or the Phase 2 New Systems or the Project (excluding Energy and RECs) owned or to be acquired by the Company. The Company is not a party to or otherwise subject to any legal, regulatory, or contractual restriction (other than as set forth herein or in the LLC Agreement) restricting the ability of the Company to pay dividends or make similar distributions to the Company or other holders of its respective equity interests.
(f)    Valid Interests. Upon execution and delivery by Southern, DSGH and AGM of the LLC Agreement and, if not the same day, on the Effective Date, the Class C Membership Interests will constitute membership interests in the Company, and are being issued free and clear of any Liens except for obligations imposed on members of the Company under the LLC Agreement.
(g)    Taxes.
(i)    All Tax Returns required to have been filed by or with respect to the Company and its assets and operations have been timely filed, and each such Tax Return correctly and completely reflects, in all material respects, Liabilities for Taxes and all other material information required to be reported thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid except to the extent such Taxes are not yet due.

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(ii)    There is no action or audit currently proposed in writing, threatened in writing or pending against, or with respect to, the Company in respect of any Taxes. The Company has not extended the time within which to file any Tax Return which has not yet been filed. No written claim has ever been received from a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in such jurisdiction. There are no Liens on any of the assets or properties of the Company with respect to Taxes other than Permitted Liens.
(iii)    The Company has withheld and timely paid all material Taxes required to have been withheld and paid by it.
(iv)    The Company has not entered into any material Contract with a Taxing Authority with respect to Taxes.
(v)    The Company is not a party to, a beneficiary of, or subject to any Tax allocation or sharing agreement.
(vi)    The Company has been since inception until June 14, 2019 classified as “disregarded as an entity separate from its owner,” within the meaning of Treasury regulation section 301.7701-3(a) for United States federal income Tax purposes and since June 14, 2019 and continues to be classified as a partnership for United States federal income Tax purposes.
(vii)    The Company is not a foreign person within the meaning of Section 1445(f)(3) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(viii)    No portion of the Phase 2 New Systems was placed in service within the meaning of Section 48 of the Code prior to the Effective Date.
(ix)    Physical work undertaken on-site pursuant to the Phase 2 CapEx Agreement with respect to each of the Red Lion Facility and the Brookside Facility after the effective date of the Phase 2 CapEx Agreement and on or prior to December 31, 2019 constitutes “physical work of a significant nature” within the meaning of IRS Notice 2018-59, 2018-59 IRB 196 and otherwise satisfies the requirements for beginning of construction as set forth in Section 48(a)(7) of the Code and IRS Notice 2018-59, 2018-59 IRB 196.
(h)    Financial Statements; No Undisclosed Liabilities; No Indebtedness; No Material Adverse Effect.  Bloom has provided to AGM the audited consolidated financial statements of DSGH (including the consolidated balance sheet and the related consolidated statements of operations, members’ equity and cash flows) as of and for the period ended December 31, 2018

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(the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of DSGH in accordance with GAAP (except as may be stated therein or in the notes thereto and (ii) present fairly in all material respects the financial condition and results of operations of DSGH, for the periods set forth therein.  The Company has no Liabilities except Liabilities in the Ordinary Course of Business or incurred in connection with the transactions contemplated by this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability).  The Company has no Indebtedness other than the deferred purchase price for the Phase 2 New Systems under the Phase 2 CapEx Agreement. No events that, individually or in the aggregate, have had or reasonably would be expected to have a Material Adverse Effect with respect to the Project or the Company have occurred and are continuing.
(i)    Compliance with Laws.
(i)    As of the date of this Agreement, other than Environmental Laws (which are addressed in Section 3.1(k)) and other than Tax matters (which are addressed in Section 3.1(g)), the Company is in compliance in all material respects with all Applicable Laws, and neither Bloom nor the Company has received written notice from a Governmental Authority of an actual or potential violation of any Applicable Laws.
(ii)    As of the Effective Date and each Subsequent Funding Date, other than Environmental Laws (which are addressed in Section 3.1(k)) and other than Tax matters (which are addressed in Section 3.1(g)), the Company is in compliance with all Applicable Laws other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect, and neither Bloom nor the Company has received written notice from a Governmental Authority of an actual or potential violation of any Applicable Laws.
(j)    Governmental Approvals and Filings. No Governmental Approval from or filing with or notice to any Governmental Authority is required to be obtained or made by Bloom or the Company for the execution, delivery and performance by Bloom or the Company of any Transaction Document or Project Document to which it is a party or the consummation of the transactions contemplated therein, other than (i) filings or approvals as set forth on Schedule 3.1(j) and (ii) any other Governmental Approval or filings that have been obtained or are ministerial in nature or can reasonably be expected to be obtained or made in the ordinary course on commercially reasonable terms and conditions when needed, and each such Governmental Approval that has been obtained and remains necessary is in full force and effect.
(k)    Environmental Matters.
(i)    As of the Effective Date, other than as set forth on Schedule 3.1(k), the Company is and at all times has been in compliance with all Environmental Laws, and (ii) neither Bloom nor the Company has received written notice from any Governmental Authority of an actual or potential violation of, or liability under, any Environmental Laws.

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(ii)    As of the Effective Date and each Subsequent Funding Date, (i) the Company is and at all times has been in compliance with all Environmental Laws, other than any failures to comply that would not reasonably be expected to have a Material Adverse Effect, and (ii) other than as set forth on Schedule 3.1(k), neither Bloom nor the Company has received written notice related to the Project from any Governmental Authority of an actual or potential violation of, or liability under, any Environmental Laws.
(iii)    To the Knowledge of Bloom, the Project is not located on premises where Hazardous Substances have been Released in violation of Environmental Laws.
(iv)    Bloom has made available to AGM complete copies of any and all material reports, site assessments, audits, and studies concerning environmental conditions, prepared by or on behalf of, or otherwise in the possession or control of the Bloom, the Company or its Affiliates specifically concerning the Projects.
(l)    Governmental Authorizations. Schedule 3.1(l) sets forth all material Government Approvals necessary for the construction, operation, ownership and maintenance of the Systems owned or to be acquired by the Company. There are no other Government Approvals necessary other than those that are ministerial in nature or can reasonably be expected to be obtained on commercially reasonable terms and conditions when needed. As of the Effective Date, Bloom has provided AGM with true and correct copies of the Governmental Approvals set forth on Schedule 3.1(l).
(m)    Insurance. Schedule 3.1(m) lists all of the insurance maintained by, or for the benefit of, the Company, all of which is valid and in full force and effect. Neither Bloom nor the Company has taken any action that has rendered such insurance unenforceable.
(n)    Real Property. The Company owns no fee simple real property. Schedule 3.1(n) lists all Site Leases and easements or rights of way for transmission lines from the Site Leases to the Interconnection Point (or Delivery Point (as defined in the QFCP-RC Tariff)), as applicable, with the PJM Grid and identifies any material reciprocal easement or operating agreements relating thereto. The Company has good and valid title to the leasehold estates in each Site, in each case free and clear of all Liens, except Permitted Liens. The Company has peaceful and undisturbed possession under all the Site Leases, such leases are valid and in full force and effect and binding and enforceable in accordance with their respective terms; and there is not, under any of such leases, any existing default, event of default or event which with notice or lapse of time or both would constitute a default. Except as set forth on Schedule 3.1(n), none of the rights of the Company under any of the Site Leases will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement.
(o)    Personal Property. As of the Effective Date and prior to giving effect to the transactions contemplated by the Phase 2 CapEx Agreement, the Company does not own any material personal property other than the Phase 1 New Systems and the type of assets which the Company is expected to own or possess in order to perform under the Transaction Documents. As

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of each Subsequent Funding Date, the Company does not own any material personal property other than the Phase 1 New Systems and the Phase 2 New Systems and the type of assets which the Company is expected to own or possess in order to perform under the Transaction Documents.
(p)    Liens. All assets owned by the Company are free and clear of all Liens, other than Permitted Liens.
(q)    Material Contracts.
(i)    Schedule 3.1(q) lists all Material Contracts (other than the Transaction Documents) to which the Company is a party and each such Material Contract, and each Transaction Document, has not been amended, terminated or otherwise modified except as set forth on such schedule. Each Material Contract, and each Transaction Document, is in full force and effect and is binding on the Company or its Affiliates and, to Bloom’s Knowledge, on any counterparties thereto other than Bloom, the Company or their Affiliates, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights and general equitable principles. Except as shown on Schedule 3.1(q), none of the Company or its Affiliates or, to Bloom’s Knowledge, any counterparties thereto are in default respect under any Material Contract or any Transaction Document. As of the Effective Date, Bloom has provided AGM with true and correct copies of all Material Contracts to which the Company is a party.
(ii)    The Company does not have any payment or performance obligations under the Southern ECCA, the Repurchase Agreement (as defined in the Southern ECCA) and the Phase 1 CapEx Agreement (other than contingent indemnification obligations).
(r)    QFCP- RC Tariff Notices. Neither Bloom nor the Company has received any written notice from any Governmental Agency challenging or questioning the validity of the QFCP-RC Tariff.
(s)    Employee Matters. The Company does not have any employees nor has the Company maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.
(t)    Affiliate Transactions. Except for the Transaction Documents and Project Documents listed on Schedule 3.1(t), there are no existing contracts, agreements, understandings, or commercial relationships between the Company, on the one hand, and Bloom, DSGH, Southern or any of their respective Affiliates, on the other hand. The Company does not have any outstanding debt to an Affiliate thereof.
(u)    PUHCA. The Company is, and will continue to be following commencement of the generation of electric energy for sale by the Phase 2 New Systems, an Exempt Wholesale Generator and is not subject to regulation under PUHCA, except with respect to regulation relating to maintaining its Exempt Wholesale Generator status and any regulation as an “affiliate” or a “subsidiary company” of a “holding company” (as such terms are defined under PUHCA). The Company is not, and will not be, a “holding company” under PUHCA.

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(v)    FPA. The Company is subject to regulation as a “public utility” under Section 20(e) the FPA and has MBR Authority.
(w)    State Utility Regulation. The Company is not subject to regulation as a “retail electricity supplier,” an “electric supplier” or a “public utility” under the laws of the State of Delaware.
(x)    Acknowledgement. Bloom and the Company acknowledge that, except with respect to the representations and warranties expressly made by AGM in this Agreement and the other Transaction Documents, AGM has not made any representations or warranties, either express or implied, under this Agreement or any of the other Transaction Documents or otherwise, nor have Bloom or the Company relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents.
(y)    Disclosure. None of the statements, documents, certificates or other items prepared or supplied by the Company, Bloom, or any of their Affiliates with respect to the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.
(z)    Related Company. The Company is not related to DPL within the meaning of Code Section 267 or Code Section 707.
3.2    Additional Representations and Warranties of Bloom and DSGH
Bloom and DSGH represent and warrant to AGM as of the date hereof as follows:
(a)    Organization, Good Standing, Etc. Bloom is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. DSGH is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Bloom has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary. DSGH has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary. Bloom and DSGH have provided AGM with true and correct copies of their respective organizational documents.
(b)    Authority. Each of Bloom and DSGH has the corporate or limited liability company power and authority to enter into the Transaction Documents and Project Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Bloom and DSGH of each Transaction Document and Project Document to which it is a party, and the consummation by Bloom of the transactions contemplated thereunder, have been duly authorized by all necessary corporate action required on its part. Each of Bloom and DSGH has duly executed and delivered each Transaction Document and Project Document to which it is a party. This Agreement (assuming due authorization,

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execution and delivery by AGM and Southern) constitutes, and upon execution and delivery by each of Bloom and DSGH of the other Transaction Documents and Project Documents to which it is a party, the Transaction Documents and Project Documents will constitute, the valid and binding obligations of Bloom or DSGH, as applicable, enforceable against it in all material respects in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery by each of Bloom and DSGH of this Agreement and the other Transaction Documents and Project Documents to which it is a party do not, and the performance by Bloom and DSGH of its obligations hereunder and thereunder will not, (i) violate or require any filing or notice (that has not been filed or made) under any Applicable Law applicable to Bloom or DSGH, (ii) conflict with, or cause a breach of, or require consent or notice under any provision in the certificate of incorporation, bylaws or other organizational document of Bloom or DSGH or any material contract to which Bloom or DSGH is a party.
(d)    Absence of Litigation. Neither Bloom nor DSGH is subject to any pending or, to the Knowledge of Bloom, threatened injunction, judgment, order, decree, ruling or charge, any pending action, litigation, suit, proceeding or investigation before or by any court, arbitrator or other Governmental Authority or before any arbitrator which would reasonably be expected to have a material adverse effect on such party’s ability to perform its obligations under the Transaction Documents to which it is a party. Neither Bloom nor DGSH has received a notice of any change to either the REPS Act or the Tariffs and, to the Knowledge of Bloom and DSGH, there has been no change enacted, or change proposed, by the Delaware Public Service Commission or any member of the Delaware legislature to the REPS Act or the Tariffs.
(e)    Governmental Approvals and Filings. No Governmental Approval of or filing with any Governmental Authority is required to be obtained or made by Bloom or DSGH for the execution, delivery and performance by Bloom or DSGH of any Transaction Document or Project Document to which it is a party or the consummation of the transactions contemplated therein, other than (i) filings or approvals as set forth on Schedule 3.2(e) and (ii) any other Governmental Approval or filings that have been obtained or are ministerial in nature or can reasonably be expected to be obtained or made in the ordinary course on commercially reasonable terms and conditions when needed, and each such Governmental Approval that has been obtained and remains necessary is in full force and effect.
(f)    Intellectual Property. Bloom has full legal title and ownership or right to use, the patents, patent rights, other patent applications, Governmental Authorizations, licenses, trade secrets, trademarks, trademark rights, service marks, trade names or trade name rights or franchises, domain names, copyrights, inventions and intellectual property rights (the “IP Rights”) necessary to conduct its Systems-related business as now operated and the business proposed to be operated in connection with the Transaction Documents and those Project Documents to which Bloom is a party. Bloom has no reason to believe, and none of Bloom or any of its Affiliates has received any notice (which is material to Bloom’s or its Affiliates’ ability to perform their obligations

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under the Transaction Documents and those Project Documents to which Bloom is a party) that the conduct of its Systems-related business as now operated and the business proposed to be operated in connection with the Transaction Documents and those Project Documents to which Bloom is a party conflicts with, violates, infringes upon or misappropriates, or will conflict with, infringe upon or misappropriate, the valid IP Rights of any other Person.
(g)    Disclosure. None of the statements, documents, certificates or other items prepared or supplied by Bloom or any of its Affiliates with respect to the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.
(h)    Systems. As of the date on which a Phase 2 New System is delivered to the Company under the Phase 2 CapEx Agreement, none of the following activities has been completed with respect to such Phase 2 New System: (i) completion of critical tests necessary for proper operation of such System, (ii) synchronization of such System onto the electric distribution and transmission system of the relevant utility, and (iii) the commencement of daily operation of such System.
(i)    Acknowledgement. Bloom and DSGH acknowledge that, except with respect to the representations and warranties expressly made by AGM in this Agreement and the other Transaction Documents, AGM has not made any representations or warranties, either express or implied, under this Agreement or any of the other Transaction Documents or otherwise, nor has Bloom or DSGH relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents.
3.3    [Reserved]
3.4    Representations and Warranties of Southern
Southern represents and warrants to AGM as of the date hereof (except as specifically noted below) as follows:
(a)    Organization, Good Standing, Etc. Southern is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Southern has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary. Southern has provided AGM with true and correct copies of its organizational documents.
(b)    Authority. Southern has the limited liability company power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such agreements, and to consummate the transactions contemplated therein. The execution and delivery by Southern of each Transaction Document to which it is a party, and the consummation by it of the transactions contemplated thereunder, have been duly authorized by all necessary company action. Each such Transaction Document has been duly executed and delivered by Southern. This

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Agreement (assuming due authorization, execution and delivery by Bloom, AGM and the Company) constitutes, and upon execution and delivery by Southern of the other Transaction Documents to which it is a party, the Transaction Documents will constitute, the valid and binding obligations of Southern, enforceable against it in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery by Southern of the Transaction Documents to which it is a party do not, and the performance by it of its obligations under such agreements will not, (i) violate any Applicable Law, or require any filing or notice (that has not been filed or made) under any Applicable Law applicable to Southern, (ii) conflict with or cause a breach of any provision in the charter, bylaws or other organizational document of Southern, (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Southern is a party or under which it is bound or to which any of its assets is subject (or result in the imposition of a Lien upon any such assets), except, in the case of clause (i) and (iii) of this Section 3.4(c), for any that would not reasonably be expected to have a material adverse effect on the ability of Southern to execute and deliver and perform its obligations under the Transaction Documents to which it is a party.
(d)    Absence of Litigation. Southern is not subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to Southern’s Knowledge, is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that would adversely affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party.
(e)    Acknowledgement. Except with respect to the representations and warranties expressly made by Bloom, DSGH, AGM, the Company or any of their Affiliates in this Agreement and the other Transaction Documents, Southern acknowledges that none of Bloom, DSGH, AGM, the Company or their Affiliates has made any representations or warranties, either express or implied, under this Agreement or any of the other Transaction Documents or otherwise, nor has Southern relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents.
(f)    Utility Regulation. Southern (a) is not a “public utility” under Section 201(e) of the FPA, and (b) is a “holding company” under PUHCA solely with respect to its ownership of the Company and is not (and will continue not to be following commencement of the generation of electric energy for sale by the Phase 2 New Systems) subject to, or is exempt from pursuant to 18 C.F.R. § 366.3(a), regulation under PUHCA (not including any regulation as an “affiliate” or a “subsidiary company” of a “holding company,” as such terms are defined under PUHCA).
(g)    Related Company. Southern is not related to DPL within the meaning of Code Section 267 or Code Section 707.

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(h)    Binding Effect. Each Transaction Document to which Southern is a party is binding on Southern and, to Southern’s Knowledge, on any counterparties thereto, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights and general equitable principles. None of Southern or, to Southern’s Knowledge, counterparties thereto are in default respect under any Transaction Document to which Southern is a party.
3.5    Representations and Warranties of AGM
AGM represents and warrants to Bloom, Southern, and the Company as of the date hereof (except as specifically noted below) as follows:
(a)    Organization, Good Standing, Etc. It is a stock insurance company duly incorporated, validly existing and in good standing under the laws of the State of New York, and has the power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary.
(b)    Authority. It has the power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such agreements, and to consummate the transactions contemplated therein. The execution and delivery by it of each Transaction Document to which it is a party, and the consummation by it of the transactions contemplated thereunder, have been duly authorized by all necessary company action. Each such Transaction Document has been duly executed and delivered by it. This Agreement (assuming due authorization, execution and delivery by Bloom, DSGH, Southern and the Company) constitutes, and upon execution and delivery by AGM, DSGH, Southern and the Company of the other Transaction Documents to which it is a party, the Transaction Documents will constitute, the valid and binding obligations of AGM, enforceable against it in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery by AGM of the Transaction Documents to which it is a party do not, and the performance by it of its obligations under such agreements will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision in the charter, bylaws or other organizational document of AGM, (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which AGM is a party or under which it is bound or to which any of its assets is subject (or result in the imposition of a Lien upon any such assets), except (in the case of clause (i) and (iii) of this Section 3.4(c)) for any that would not reasonably be expected to have a material adverse effect on the ability of AGM to execute and deliver and perform its obligations under the Transaction Documents to which it is a party.
(d)    Absence of Litigation. It is not subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to AGM’s Knowledge, is not threatened with being

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made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that would adversely affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party.
(e)    Accredited Investor. It is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act. It has had a reasonable opportunity to ask questions of and receive answers from Bloom, Southern and their Affiliates concerning Southern, the Class C Membership Interests and the Company. AGM understands that the Class C Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that the Company is under no obligation to register such membership interests. AGM will not sell, hypothecate or otherwise transfer such membership interests without registering or qualifying them under the Securities Act and applicable state securities laws or any other Applicable Laws unless the transfer is exempted from registration or qualification under such laws. AGM is acquiring the Class C Membership Interests for its own account and not for the account of any other Person and not with a view to distribution or resale to others.
(f)    Information and Investment Intent. AGM recognizes that investment in the Class C Membership Interests involves substantial risks. It acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Bloom, Southern or the Company). It understands that no assurances or representations can be given that the actual results of the operations of the Company will conform to the projected results for any period. AGM has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Class C Membership Interests and not on the advice of Bloom, Southern, the Company, their Affiliates or any of their respective legal, tax or financial advisers.
(g)    Acknowledgement. Except with respect to the representations and warranties expressly made by Bloom, Southern, the Company or any of their Affiliates in this Agreement and the other Transaction Documents and the Project Documents and the IP License, AGM acknowledges that none of Bloom, Southern, the Company or their Affiliates has made any representations or warranties, either express or implied, under this Agreement or any of the other Transaction Documents or otherwise, nor has AGM relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents or Project Documents.
(h)    Utility Regulation. AGM (a) is not a “public utility” under Section 201(e) of the FPA and (b) is either (i) not a “holding company” under PUHCA or (ii) is a “holding company” that is exempt from regulation pursuant to 18 C.F.R. § 366.3(a) (not including any regulation as an “affiliate” or a “subsidiary company” of a “holding company,” as such terms are defined under PUHCA).
(i)    Related Company. AGM is not related to DPL within the meaning of Code Section 267 or Code Section 707.
ARTICLE 4
[RESERVED]

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ARTICLE 5
CONDITIONS TO CLOSING
5.1    Conditions to the Obligations of Each PartyThe respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver by written consent of Bloom and AGM, where permissible, at or prior to the Effective Date, of each of the following conditions:
(a)    No preliminary or permanent governmental order, injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental agency of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated hereby. In addition, there shall not be pending by any Governmental Authority any action that seeks to restrain or prevent the consummation of the transactions contemplated by this Agreement.
(b)    Since June 14, 2019, there shall not have occurred and be continuing any events that, individually or in the aggregate, have had or reasonably would be expected to have a Material Adverse Effect with respect to the Project or the Company.
5.2    Conditions Precedent to the Obligations of AGM on the Effective DateThe obligation of AGM to make the Initial Funding on the Effective Date will be subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by AGM in its sole discretion):
(a)    AGM has received fully executed copies of this Agreement, the LLC Agreement, the MOMA, the Administrative Services Agreement, the Phase 1 CapEx Agreement, the Redemption Agreement, the Phase 2 CapEx Agreement and the IP License;
(b)    AGM has received fully executed copies of each of the Transaction Documents other than those set forth in Section 5.2(a), in form and substance satisfactory to AGM;
(c)    AGM has received fully executed copies of all other Material Contracts not referenced in Section 5.2(a) and Section 5.2(b), in form and substance satisfactory to AGM;
(d)    AGM has received a legal opinion, in a form reasonably satisfactory to AGM, of each of (i) Morris James, LLP, as Delaware counsel to Bloom, with respect to certain state regulatory matters; (ii) Akin Gump Strauss Hauer & Feld LLP, as counsel to Bloom, with respect to (A) constitutional matters concerning the QFCP-RC Tariff and (B) certain federal energy regulatory matters, and (iii) Stoel Rives LLP, as special counsel to AGM, with respect to certain tax matters;
(e)    AGM has received (i) from each of Bloom, DSGH, Southern and the Company (A) an incumbency certificate dated as of the date hereof, (B) a good standing certificate, dated no more than thirty (30) days prior to the date of this Agreement, from the applicable Secretary

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of State, (C) resolutions of the board of directors, or other equivalent governing and managing body, authorizing and approving the execution of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereunder and thereunder, or, if no such authorization and approval is required, a statement to such effect, in each case certified by a secretary or an assistant secretary as of the date hereof, and (D) formation documents certified by a secretary or an assistant secretary as of the date hereof and (ii) from an authorized officer of Bloom, DSGH, Southern and the Company, a certificate dated as of the date hereof to the effect that the conditions set forth in Sections 5.2(g) and 5.2(h) have been satisfied;
(f)    Each of the representations and warranties of Bloom, DSGH, Southern, the Company or their respective Affiliates in this Agreement or any other Transaction Document shall be true and correct when made and on and as of the Effective Date as if made on and as of such time, except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation and warranty was true and correct as of such earlier date;
(g)    Each of Bloom, DSGH, Southern, the Company and their Affiliates shall have performed or complied in all material respects with all conditions, agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Effective Date;
(h)    Each of Bloom, DSGH, Southern and the Company has received all necessary third party consents, waivers, authorizations and approvals in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated hereunder and thereunder, each of which consents, waivers, authorizations and approvals have been required by AGM and are in such forms as reasonably satisfactory to AGM, and copies of the same have been delivered to AGM;
(i)    AGM has received the Base Case Model and the Project Budget, each in form and substance satisfactory AGM;
(j)    AGM has received a copy of the Independent Engineer Report (and, if not addressed to AGM, then a reliance letter in connection therewith) in form and substance reasonably satisfactory to AGM, regarding (i) the technical aspects of the Phase 2 New Systems, and (ii) the maintenance program for the Phase 2 New Systems pursuant to the MOMA;
(k)    The findings of AGM’s customary due diligence review, including with respect to any environmental compliance issues, are reasonably satisfactory to AGM;
(l)    None of Bloom, DSGH, Southern or the Company (i) has admitted in writing its inability to pay its debts generally as they become due, (ii) has filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof, (iii) has made an assignment for the benefit of creditors, (iv) has consented to the appointment of a receiver of the whole or any substantial part of its assets, (v) has had a petition in bankruptcy filed against it, (vi) has had a court of competent jurisdiction enter an order, judgment, or decree appointing a receiver

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of the whole or any substantial part of such entity’s assets or (vii) has had, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of the whole or any substantial part of such entity’s assets;
(m)    The Company (i) has entered into all PJM Agreements, DPL Agreements and all other agreements and made all filings and other arrangements necessary for the transmission (if applicable), interconnection and delivery of the Phase 2 New Project’s Energy, capacity and ancillary services to the PJM Grid and (ii) shall be a PJM member (or shall have contracted with a market participant in PJM to perform its PJM obligations and such market participant shall have entered into all required PJM Agreements and shall be in compliance therewith);
(n)    The Company is an Exempt Wholesale Generator;
(o)    The Company has MBR Authority;
(p)    Bloom shall have delivered to AGM a final appraisal, valuation, and cost segregation report concerning the Portfolio from Marshall & Stevens, together with a reliance letter in favor of AGM, both in form and substance satisfactory to AGM;
(q)    AGM has received all necessary third-party consents, waivers, authorizations and approvals in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated hereunder and thereunder, each of which consents, waivers, authorizations and approvals is in form reasonably satisfactory to AGM;
(r)    AGM has received a Phase I environmental site assessment with respect to the Sites prepared by Terracon Consultants, Inc. in accordance with ASTM Standard E1527-13 (and, if not addressed to AGM, then a reliance letter in connection therewith) in form and substance reasonably satisfactory to AGM;
(s)    AGM shall have received a FIRPTA certificate complying with the Code and applicable Treasury Regulations, in form and substance reasonably satisfactory to it, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code;
(t)    Southern, DSGH and the Issuing Bank shall have amended the Letter of Credit to make the Company as beneficiary thereunder in the stated amount of $97,200,000; and
(u)    AGM shall have received evidence reasonably satisfactory to AGM that insurance coverages in place for the Company comply with the requirements of Schedule 8.4 of the LLC Agreement.
5.3    Conditions Precedent to the Obligations of Bloom and the Company on the Effective DateThe obligation of Bloom and the Company to effect the transactions contemplated hereby will be subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Bloom and the Company, each in its sole discretion):

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(a)    The Company has received fully executed copies of this Agreement, the LLC Agreement, the MOMA, the Administrative Services Agreement, and the Phase 2 CapEx Agreement;
(b)    The Company has received fully executed copies of each of the Transaction Documents other than those set forth in Section 5.3(a), in form and substance satisfactory to the Company;
(c)    The Company and Bloom have each received from AGM (A) an incumbency certificate dated as of the date hereof, (B) a good standing certificate, dated no more than forty five (45) days prior to the date of this Agreement, from the applicable Secretary of State, (C) resolutions of the board of directors, or other equivalent governing and managing body, authorizing and approving the execution of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereunder and thereunder, certified by a secretary or an assistant secretary as of the date hereof, and (D) formation documents certified by a secretary or an assistant secretary as of the date hereof;
(d)    Each of the representations and warranties of AGM in this Agreement or any other Transaction Document to which it is a party shall be true and correct when made and on and as of the Effective Date as if made on and as of such time, except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation and warranty was true and correct in all material respects as of such earlier date.
ARTICLE 6
CONDITIONS TO SUBSEQUENT FUNDINGS; CONDITIONS SUBSEQUENT
6.1    Conditions Precedent to the Obligations of AGM on each Subsequent Funding Date.
The obligation of AGM to make a Subsequent Funding on a Subsequent Funding Date will be subject only to the satisfaction of the following conditions (any or all of which may be waived in whole or in part by AGM in its sole discretion):
(a)    The Company shall be obligated to make payment to Bloom on the Subsequent Funding Date pursuant to the Phase 2 CapEx Agreement.
(b)    AGM shall have received a duly executed certificate from the Independent Engineer, substantially in the form of Exhibit C with respect to each of the Phase 2 New Systems for which a Funding Notice has been delivered.
(c)    Each of the representations and warranties of Bloom, Southern, the Company or their respective Affiliates in this Agreement or any other Transaction Document shall be true and correct when made and on and as of the Subsequent Funding Date as if made on and as of such time, except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation and warranty was true and correct as of such earlier date.

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(d)    Each of Bloom, Southern, the Company and their Affiliates shall have performed or complied in all material respects with all conditions, agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Subsequent Funding Date.
(e)    None of Bloom, Southern or the Company (i) has admitted in writing its inability to pay its debts generally as they become due, (ii) has filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof, (iii) has made an assignment for the benefit of creditors, (iv) has consented to the appointment of a receiver of the whole or any substantial part of its assets, (v) has had a petition in bankruptcy filed against it, (vi) has had a court of competent jurisdiction enter an order, judgment, or decree appointing a receiver of the whole or any substantial part of such entity’s assets or (vii) has had, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of the whole or any substantial part of such entity’s assets.
(f)    AGM has received from an authorized officer of Bloom and DSGH a certificate dated as of such Subsequent Funding Date to the effect that the conditions set forth in Sections 6.1(c) and 6.1(d) have been satisfied.
(g)    No legislation has been passed by any Governmental Authority adversely affecting the Tariffs.
(h)    Solely with respect to the first Subsequent Funding Date, AGM has received evidence that any filing regarding the reactive power for the Project has been filed;
(i)    The stated amount of the Letter of Credit is at least $101,200,000 and no drawing have been made on such Letter of Credit; and
(j)    Bloom shall have paid the reasonable and documented out-of-pocket costs and expenses incurred by AGM and its Affiliates in connection with the preparation, negotiation and delivery of this Agreement and the other Transaction Documents and the due diligence review of the Project Documents and the consummation of the transactions contemplated hereby and thereby.
6.2    Post-Closing Covenants.
Bloom will use commercially reasonable efforts to promptly, but in no event later than 90 days from the Effective Date, do the following:
(a)    assign the Gas Services Agreement with respect to the Brookside Facility to the Company and, prior to such assignment, Bloom shall enforce and perform on behalf of the Company, all of Bloom’s rights and obligations under such Gas Services Agreement;
(b)    have the Interconnection Agreements amended to reflect the inclusion of the Phase 2 New Systems and a reduction in nameplate capacity of the Systems;

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(c)    obtain all approvals from the Delaware Department of Natural Resources and Environmental Control, including amendment of Permits APC-2012/0013 and APC-2012/0052, necessary for the operation of the Phase 2 New Project; and
(d)    cause the Company to file a notice of consummation in FERC Docket No. EC19-105 and applicable notice(s) of change in status to the Company’s market-based rate docket in FERC Docket No. ER12-1383 within the timeframes required by FERC.
ARTICLE 7
INDEMNIFICATION
7.1    Indemnification
(a)    In the event that the Class C Indemnified Parties have incurred Indemnified Costs or Losses or any other amounts are payable by Bloom or DSGH to any Class C Indemnified Parties under this Section 7.1, and Bloom or DSGH has failed to pay such amounts when due, the Class C Indemnified Parties may elect to draw on the Letter of Credit maintained pursuant to Section 2.2(d) and the LLC Agreement by delivering to the Managing Member a Class C Draw Request to satisfy such unpaid amounts; provided, no Class C Draw Request may exceed the Class C LC Cap.
(b)    General Indemnification. Each Indemnifying Party agrees to indemnify, defend and hold harmless the other Indemnified Parties from and against any and all Indemnified Costs incurred by such Indemnified Parties; provided, however, except with respect to Indemnified Costs resulting from (i) fraud or willful misconduct, (ii) a Third Party Claim, or (iii) solely with respect to Bloom as the Indemnifying Party and the Class C Indemnified Parties as the Indemnified Parties, the matters described on Schedule 3.1(k), in no event will such Indemnifying Party’s aggregate obligation (including any prior indemnity payments by such Indemnifying Party under this Agreement or under the LLC Agreement) to indemnify the Indemnified Party or Indemnified Parties under this Section 7.1 exceed the total Capital Contributions made by such Indemnified Party or Indemnified Parties, as the case may be, as of the date such indemnification obligations arises.
(c)    Tariff Indemnity. Upon the occurrence of a Tariff Event, Bloom and DSGH agree to pay AGM or the applicable Class C Indemnified Parties the amount of any Tariff Damages. For the avoidance of doubt, neither Southern nor any of its Affiliates shall have any liability to AGM for any Tariff Damages.
“Tariff Damages” means the amount necessary, if treated as a pre-tax cash distribution to AGM by the Company, for AGM to achieve an Internal Rate of Return (as set forth in the Base Case Model) equal to six percent (6%) based on an updated Base Case Model updated solely to reflect (a) if the Tariff Event results in a reduction in the “Disbursement Rates” (as defined in the QFCP-RP Tariff or the corresponding figure in the Base Case Model) applicable to the Systems pursuant to the QFCP-RP Tariff, such reduced “Disbursement Rates”, or (b) if any of the Systems are thereafter ineligible for service under the QFCP-RP Tariff, a “Disbursement Rate” equal to $0.00; provided, however, in no event shall “Tariff Damages” as of any date exceed the amounts

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set forth below, based on the date of the initial reduction in revenues to the Company (the “Tariff Damages Cap”):

Date	Amount

On or before [*]	[*]
On or before [*]	[*]
On or before [*]	[*]
On or before [*]	[*]
On or before [*]	[*]
On or before [*]	[*]
On or before [*]	$0

If the initial reduction in revenue falls in between two of the dates above, the amount of Tariff Damages will be an amount in between the two corresponding amounts, pro rata based on the number of days from the first of the two applicable dates above to the date of the initial reduction in revenue.
Bloom, DSGH and AGM acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages resulting from a Tariff Event. It is therefore understood and agreed that: (a) the Class C Indemnified Parties may be damaged by a Tariff Event; (b) it would be impractical or impossible to fix the actual damages resulting therefrom; and (c) the amounts of the Tariff Damages are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that may reasonably be anticipated to incur by such failure. Each of Bloom and DSGH hereby (i) waives any argument that its failure to comply with its obligations set forth in this section would not cause irreparable harm, (ii) agrees that it shall be estopped from arguing the invalidity, or otherwise questioning the reasonableness, of the liquidated damages provided for herein, and (iii) agrees that it will consent to the entry of judgment ordering payment of such liquidated damages in any court of competent jurisdiction.
The foregoing indemnity is provided in place of and in lieu of all representations, warranties, covenants or other indemnities regarding the Tariffs by Bloom under the Transaction Documents. Further, Bloom shall not have any liability to AGM related to any Tariff Event except as expressly set forth in this Section 7.1(c) unless such Tariff Event results from any breach of an expressly-stated representation, warranty or covenant of Bloom or the Class A Member pursuant to any Transaction Document, and any recovery pursuant to this Section 7.1(c) shall be included in the consideration of the applicable Class C Indemnified Party(ies)’s damages resulting from any such breach.
(d)    Tax Indemnity. [*].

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“Assumed Tax Benefits” means the periodic assumed federal income tax reductions resulting from items of loss, deduction and credits, to be allocated to the Class C Indemnified Parties under the LLC Agreement, as reflected in the Base Case Model, calculated using the highest marginal rate in effect each year under Code Section 11(b)(1) and determined for all periods without regard to whether the Class C Indemnified Parties have any income, gains, or tax liability against which it is permitted to offset such loss, deduction or credit.
AGM agrees in connection with the process of determining the tax basis of the Phase 2 New Systems as follows: (i) it will provide Bloom notice of any objections or adverse feedback from the Internal Revenue Service, (ii) it will provide Bloom with advance notice and opportunity to review and comment on any filings or communications between AGM and the Internal Revenue Service, (iii) it will include Marshall & Stevens in discussions with the Internal Revenue Service (as allowed by Bloom), and (iv) it will reasonably consider Bloom feedback. AGM will have sole discretion as to all contents of its income tax returns.
(e)    MOMA. Bloom agrees to indemnify, defend and hold harmless the Class C Indemnified Parties from and against and pay to the Class C Member any and all of the following (i) Losses equal to any amount with respect to which Operator fails to make payment when due under Sections 4.9 (Warranty and Guaranty Claims), 11.3 (Owner’s Remedies Upon Occurrence of an Operator Default), or 12.3 (Indemnification of Owner by Operator) of the MOMA during the Term (as such term is defined therein), in each case solely to the extent exclusively related to the Phase 2 New Systems and allocable to a period during which the Class C Member or any of its Affiliates owns Class C Membership Interests, and (ii) Losses of the Class C Indemnified Parties incurred in connection with enforcement of the foregoing sub-clause (i) if required. For clarity, without limiting Bloom’s obligations under the MOMA, Bloom is not obligated under this Section 7.1(e) to provide indemnification in respect of any Losses equal to any amount with respect to which Operator fails to make payment when due under Sections 11.3 (Owner’s Remedies Upon Occurrence of an Operator Default) or 12.3 (Indemnification of Owner by Operator) of the MOMA during the Term (as such term is defined therein) that relate to a Facility generally or that relate to both the Phase 1 New Systems and the Phase 2 New Systems, in each case, if such amount is not identifiable as exclusively related to the Phase 2 New Systems.
(f)    Funding Date. Bloom agrees to indemnify, defend and hold harmless AGM from and against any and all Losses incurred by AGM as a result of the failure to Commission at least 6 MWs of Phase 2 New Systems by the Funding Termination Date. In the event that less than 6 MWs of Phase 2 New Systems have not completed Commissioning by the Funding Termination Date, the Losses suffered by AGM, and the amount payable by Bloom for any claim for indemnification under this Section 7.1(f) shall be deemed to be an amount equal to the sum of (i) the Initial Contribution plus (ii) [*] (without any requirement of AGM to prove actual Losses), which shall be payable as liquidated damages and, when paid, shall constitute full and complete satisfaction of all amounts due and payable to AGM as a result of such claim. Upon receipt by AGM of such liquidated damages (and solely to the extent that entire the Phase 2 New System has been Placed in Service), AGM shall transfer, assign and convey to Bloom, and Bloom shall (or shall cause such designee to) accept and assume, 100% of the Class C Membership Interests. In the event that Bloom commissions 6 MWs or more, but not all of the Phase 2 New Systems by the Funding

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Termination Date, the Class C Member may request a refund in accordance with Section 2.6(c) of the Phase 2 CapEx Agreement.
(g)    Other than with respect to Indemnified Costs resulting from Third Party Claims, no claim for indemnification may be made with respect to any Indemnified Costs until the aggregate amount of such costs for which indemnification is (or previously has been) sought by the Indemnified Party under all Transaction Documents exceeds [*] and once such threshold amount of claim has been reached, the relevant Indemnified Party and its Affiliates shall have the right to be indemnified for all such Indemnified Costs. Claims for indemnification under this Agreement and the other Transaction Documents shall not be duplicative of one another and shall not allow for duplicative recoveries.
7.2    Direct Claims
In any case in which an Indemnified Party seeks indemnification under Section 7.1 that is not subject to Section 7.3 because no Third Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any amounts that the Indemnified Party claims are subject to indemnification under the terms of this Article 7. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.
7.3    Third Party Claims
An Indemnified Party shall give written notice to the Indemnifying Party promptly after it has actual knowledge of commencement or assertion of any Third Party Claim in respect of which the Indemnified Party may seek indemnification under Section 7.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party under this Article 7, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as it has acknowledged in writing to the Indemnified Party that it is liable for such Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim is a Third Party Penalty Claim, to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation or defending such portion of such Third Party Penalty Claim; provided nothing contained herein shall permit Southern to control or participate in any Tax contest or dispute involving AGM or any Affiliate of AGM, or permit AGM to control or participate in any Tax contest or dispute involving Southern or any Affiliate of Southern other than the Company; and, provided, further, the Parties agree that the handling of any Tax contests involving the Company will be

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governed by Section 7.7 of the LLC Agreement. In the event that (i) the Indemnifying Party advises an Indemnified Party that the Indemnifying Party will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim in each case, at the sole cost and expense of the Indemnifying Party. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate to the extent commercially reasonable with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense unless otherwise specified herein; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third Party Penalty Claim. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition any such consent. Notwithstanding anything in this Section 7.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, (x) settle or compromise any claim or consent to entry of judgment in respect thereof which involves any condition other than payment of money by the Indemnified Party, (y) settle or compromise any claim or consent to entry of judgment in respect thereof without first demonstrating to the Indemnified Party the ability to pay such claim or judgment, or (z) settle or compromise any claim or consent to entry of judgment in respect thereof that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a full and complete release from all liability in respect of such claim.
7.4    No Duplication
Any liability for indemnification under this Article 7 shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 7.1, any other Transaction Document or Project Document, only one recovery of Indemnified Costs or Losses per Indemnified Party shall be allowed.

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7.5    Sole Remedy
Except in the case of fraud, willful misconduct or failure to pay, the enforcement of the claims of the Parties under this Article 7 are the sole and exclusive remedies that a Party shall have under this Agreement for the recovery of Indemnified Costs or Losses; provided, however, that notwithstanding anything to the contrary in this Agreement, each Party hereby reserves all equitable remedies.
7.6    Survival
All representations, warranties, covenants and obligations made or undertaken by a Party in this Agreement or in any other Transaction Document are material, have been relied upon by the other Parties and shall survive until the final date for any assertion of claims as forth in Section 7.7, if and as applicable, or as otherwise provided in the Transaction Documents.
7.7    Final Date for Assertion of Indemnity Claims
All claims by an Indemnified Party for indemnification pursuant to this Article 7 resulting from breaches of representations or warranties in  Section 3.1, Section 3.2, Section 3.4 and Section 3.5 shall be forever barred unless the other party is notified within eighteen (18) months after the applicable Subsequent Funding Date; provided, that notwithstanding the foregoing, the representations in Section 3.1(g), and Section 3.1(k) shall survive until that date which is sixty (60) days after the applicable statute of limitations expires and the representations in Section 3.1(a), Section 3.1(b), Section 3.1(e) and Section 3.1(f) shall survive indefinitely; and provided further that if written notice of a claim for indemnification has been given by an Indemnified Party on or prior to the last day of the respective foregoing period, then the obligation of the other party to indemnify such Indemnified Party pursuant to this Article 7 shall survive with respect to such claim until such claim is finally resolved.
7.8    Mitigation and Limitations on Indemnified CostsNotwithstanding anything to the contrary contained herein:
(a)    Reasonable Steps to Mitigate. Each Indemnified Party will take, at the Indemnifying Party’s own reasonable cost and expense, all reasonable commercial steps identified by Indemnifying Party to the Indemnified Parties to mitigate all Indemnified Costs (other than any such Indemnified Costs that are Taxes), which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of the Indemnified Costs as may be reasonably requested by the Indemnifying Party.
(b)    Net of Insurance Benefits. All Indemnified Costs shall be net of insurance recoveries from insurance policies of the Company (including under the existing title policies) to the extent that any proceeds of such policies, less any costs, expenses or premiums incurred by the Company in connection therewith, are distributed by the Company to the Indemnified Party; provided, however, such amount shall account for any costs or expenses incurred by the Indemnified

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Party in connection with obtaining insurance proceeds with respect to any breach or nonperformance hereunder.
(c)    No Consequential Damages. Indemnified Costs shall not include, and an Indemnifying Party shall have no obligation to indemnify any Indemnified Party for or in respect of, any punitive, consequential or exemplary damages of any nature including but not limited to damages for lost profits or revenues or the loss or use of such profits or revenue, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement, power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of the Company’s customers, members or affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law unless payable by such Indemnified Party as part of a Third Party Claim; provided, however, that the lost profits or revenues (and the loss or use thereof) language set forth in this Section 7.8(c) shall not be interpreted to exclude from Indemnified Costs any damages, losses, claims, liabilities, demands charges, suits, Taxes, penalties, costs or expenses that would otherwise be included within the definition of Indemnified Costs because they result from a reduction in the profits of the Company or distributions to the Members or any losses arising as a result of the loss or recapture of any ITC.
7.9    Payment of Indemnification Claims
All claims for indemnification shall be paid by Indemnifying Party in immediately available funds in U.S. dollars. Any undisputed portion of an indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Parties involved. An Indemnifying Party may dispute any portion of an indemnification claim, provided, however, that such disputed indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Party together with interest at a market rate upon the final determination of the payable amount of the claim (if any) by a court of competent jurisdiction.
7.10    Repayment; Subrogation
If the amount of any Indemnified Costs, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self-insurance or flow through insurance policies) or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, must promptly be repaid by the Indemnified Party to the Indemnifying Party net of any Taxes imposed upon the Indemnified Party in respect of such amounts, but taking into account any Tax benefit the Indemnified Party receives as a result of such repayment. Upon making any indemnity payment (other than any indemnity payment relating to Taxes), the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party, except third parties that provide insurance coverage to the Indemnified Party or its Affiliates, in respect of the Indemnified Costs to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such indemnified Party and the Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect

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the above described subrogation rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 7.10 will be construed to require any Party to obtain or maintain any insurance coverage.
7.11    After-Tax Basis
To the extent applicable and not expressly provided for elsewhere in the Transaction Documents, all indemnity payments pursuant to this Article 7 shall be made on a grossed-up, after-tax basis, assuming for this purpose that all indemnity payments are taxable at the highest applicable marginal rate in effect each year under Code Section 11(b)(1).
ARTICLE 8
GENERAL PROVISIONS
8.1    Annexes and SchedulesAll Annexes and Schedules are incorporated herein by reference.
8.2    Disclosure Schedules
Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.
8.3    Amendment, Modification and Waiver
This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties to this Agreement. Any failure of Bloom, DSGH, Southern or the Company to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by AGM, and any failure of AGM to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by Bloom, DSGH, Southern and the Company, but any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
8.4    Severability
If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.
8.5    Expenses
Except as set forth herein, each Party will be responsible for paying all of its own respective reasonable legal and consultants’ costs, fees and expenses incurred by itself and its

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Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents in connection with the execution thereof and any Funding.
8.6    Parties in Interest
This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 7) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
8.7    Notices
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    If to AGM, to:
Assured Guaranty Municipal Corp.
1633 Broadway
New York, NY 10019
Attention: General Counsel
Email: [*]

(b)    If to the Company, to:
Diamond State Generation Partners, LLC
c/o Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: [*]
Attention: [*]
E-mail: [*][*]
Telephone: [*]

(c)    If to Southern, to:
Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: [*]

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Attention: [*]
E-mail: [*]
[*]
Telephone: [*]

and:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Attention: [*]
Telephone: [*]
Email: [*]

(d)    If to Bloom or DSGH, to:
Bloom Energy Corporation
Diamond State Generation Holdings, LLC
c/o Bloom Energy Corporation
4353 N. 1st Street
San Jose, CA 95134
Attention: [*]
Telephone: [*]

Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (i) in person, (ii) by registered or certified mail with postage prepaid and return receipt requested, (iii) by recognized overnight courier service with charges prepaid or (iv) by facsimile transmission, directed to the intended recipient at the address of such Party listed in this Section 8.7 or at such other address as any Party hereafter may designate to the others in accordance with a Notice under this Section 8.7. A Notice or other communication will be deemed delivered on the earliest to occur of (a) its actual receipt when delivered in person, (b) the fifth (5th) Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (c) the second (2nd) Business Day following its deposit with a recognized overnight courier service, or (d) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day.
8.8    Counterparts
This Agreement may be executed and delivered (including by facsimile transmission or “portable document format”) in one or more counterparts, all of which shall be considered one

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and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.
8.9    Entire Agreement
This Agreement (together with the other Transaction Documents, the Project Documents and the IP License) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
8.10    Governing Law; Choice of Forum; Waiver of Jury Trial
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS THEY APPLY TO CONTRACTS PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY TO THIS AGREEMENT). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
8.11    Public Announcements
Except for statements made or issued (i) pursuant to the Securities Act or the Securities Exchange Act of 1934, (ii) pursuant to any listing agreement with any national securities exchange or the Financial Industry Regulatory Authority, Inc., or pursuant to requirements of the New York Department of Financial Services, other regulatory authority or self-regulatory authority, or (iii) as otherwise required by Applicable Law, none of the Parties shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. Subject to the prior written consent of each Party hereto (such consent not to be unreasonably withheld), AGM may issue a press release or disclose on its website or marketing materials the fact of its investment in the Company, the amount of such investment and the nature of its investment; provided, that all of the Parties hereto will use good faith efforts to expediently review and approve such press release, website disclosure or marketing materials. Subject to any requirements of Applicable Law, each Party will be given the opportunity to review in advance, upon the request of any other Party, as the case may be, all information relating to the transactions contemplated by the Transaction Documents that appear in any filing made in connection with the transactions contemplated hereby or thereby, other than any filing to be made by Southern or AGM to a regulator thereof.

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8.12    Assignment
This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may only be assigned to the same extent (and only by and to the same Persons) that membership interests in the Company are assignable pursuant to the terms of the LLC Agreement. Any attempted assignment of this Agreement other than in strict accordance with this section and the terms of the LLC Agreement shall be null and void ab initio and of no force or effect.
8.13    Relationship of Parties
This Agreement does not constitute a joint venture, association or partnership among the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship among the Parties.
[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party has caused this Equity Capital Contribution Agreement to be signed on its behalf as of the date first written above.
ASSURED GUARANTY MUNICIPAL CORP.

By:
Name:
Title:

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DIAMOND STATE GENERATION PARTNERS, LLC

By:

Its:

By:
Name:
Title:

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]
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DIAMOND STATE GENERATION HOLDINGS, LLC

By:

Its:

By:
Name:
Title:

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]
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SP DIAMOND STATE CLASS B HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]
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BLOOM ENERGY CORPORATION

By:
Name:
Title:

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]
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EXHIBIT A
INITIAL FLOW OF FUNDS MEMORANDUM

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EXHIBIT B
FORM OF FUNDING NOTICE
To:     Assured Guaranty Municipal Corp. (“AGM”)
This Funding Notice, dated ________, 20_, is given pursuant to Section 2.2(b) of the Equity Capital Contribution Agreement (“ECCA”) between AGM, DIAMOND STATE GENERATION PARTNERS, LLC (the “Company”), DIAMOND STATE GENERATION HOLDINGS, LLC, BLOOM ENERGY CORPORATION, and SP DIAMOND STATE CLASS B HOLDINGS, LLC, dated December 23, 2019. Terms defined in the ECCA have the same meaning where used in this Funding Notice.
The Company hereby notifies AGM that, in connection with the Funding Date occurring on ___________, 20__, AGM shall be obligated to make the Contribution to the Company for all amounts set forth in the Payment Notice issued pursuant to Section 2.5(c) of the Phase 2 CapEx Agreement in the aggregate amount of $__________.

Included with this Funding Notice is the applicable Payment Notice referenced above.
Bloom hereby certifies that each of the applicable conditions set forth in Section 6.1 of the ECCA have been, and remain, satisfied as of the date of this Funding Notice.
This Funding Notice may be relied upon by AGM.
Signed for and on behalf of DIAMOND STATE GENERATION PARTNERS, LLC

By: __________________________
Name:
Title:
Signed for and on behalf of BLOOM ENERGY CORPORATION

By: __________________________
Name:
Title:

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Attachment A Funding Notice
Payment Notice

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EXHIBIT C
FORM OF INDEPENDENT ENGINEER CERTIFICATE

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